Exhibit 10.16

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of December 11, 2017 by and among ICHOR HOLDINGS, LLC, a Delaware limited liability company (“Ichor Holdings”), ICHOR SYSTEMS, INC., a Delaware corporation (“Ichor Systems”), PRECISION FLOW TECHNOLOGIES, INC., a New York corporation (“Precision Flow”), AJAX-UNITED PATTERNS & MOLDS, INC., a California corporation (“Ajax”), CAL-WELD, INC., a California corporation (“Cal-Weld”), TALON INNOVATIONS CORPORATION, a Minnesota corporation (“Talon”) and TALON INNOVATIONS (FL) CORPORATION, a Florida corporation (“Talon (FL)” and together with Talon, collectively, the “Targets” and each, a “Target”, and collectively with Ajax, Ichor Holdings, Ichor Systems and Precision Flow, the “Borrowers”, and each a “Borrower”), ICICLE ACQUISITION HOLDING B.V. a Netherlands private company with limited liability (“Holdings”) and ICHOR SYSTEMS SINGAPORE PTE. LTD., a Singapore private limited company (“Ichor Singapore” and together with Holdings, the “Guarantors”), BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), and the financial institutions signatory hereto (the “Lenders”).

RECITALS

WHEREAS, the Administrative Agent, certain financial institutions, and the Borrowers entered into that certain Credit Agreement dated as of August 11, 2015 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, Ichor Holdings has entered into that certain Stock Purchase Agreement dated as of November 3, 2017 by and among Talon, Talon Innovations Holdings LLC and Ichor Holdings (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), pursuant to which Ichor Holdings has agreed to purchase all of the issued and outstanding stock of the Targets (the purchase and sale of the Targets as contemplated by the Acquisition Agreement is herein referred to as the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Borrowers have requested, and the Lenders are willing to make available to the Borrowers, Incremental Commitments on and subject to the terms and conditions set forth herein;

WHEREAS, the Borrowers wish to amend the Existing Credit Agreement and the Administrative Agent and the Lenders party hereto are willing to agree to such request on and subject to the terms and conditions set forth in this Amendment; and

WHEREAS, this Amendment constitutes a Loan Document and these Recitals shall be construed as part of this Amendment.

AGREEMENT

In consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Definitions.  Capitalized terms used but not defined herein are used as defined in the Existing Credit Agreement, as amended by this Amendment (the “Credit Agreement”).

2.Amendment to Credit Agreement.  Upon the Effective Date (as defined herein), the Existing Credit Agreement is hereby amended as follows:

(a)The following new definitions are hereby inserted in Section 1.1 of the Existing Credit Agreement in appropriate alphabetical order as follows:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Lending Affiliate” means any debt fund affiliate of such entities mentioned in clause (a) or (b) of the definition of Disqualified Institution that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the equity investment decisions of such competitor or affiliate.

“Excluded Parties” means any Affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc., SG Americas Securities, LLC, Bank of America, N.A., SunTrust Bank or Societe Generale that is engaged directly or indirectly in a sale of the Targets and their Subsidiaries as sell-side representative.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Third Amendment” means that certain Third Amendment to Credit Agreement dated as of the Third Amendment Effective Date among the Administrative Agent, the Borrowers and the Lenders party thereto.

“Third Amendment Effective Date” means December 11, 2017.

“Third Amendment Incremental Term Loans” has the meaning specified in the Third Amendment.

(b)The following definitions appearing in Section 1.1 of the Existing Credit Agreement are hereby amended and restated in their entirety as follows:

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Rate for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate”, (b) Revolving Loans that are Eurodollar Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Eurodollar Rate & Letter of Credit Fee”, (c) that portion of the Term Loan comprised of Base Rate Loans shall be the percentage set forth under the column “Term Loan” and “Base Rate”, (d) that portion of the Term Loan comprised of Eurodollar Rate Loans shall be the percentage set forth under the column “Term Loan” and “Eurodollar Rate & Letter of Credit Fee”, (e) the Letter of Credit Fee shall be the percentage set forth under the column “Eurodollar Rate & Letter of Credit Fee”, and (f) the commitment fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Rate
Level	Consolidated Leverage Ratio	Eurodollar Rate for Revolving Loans and Term Loans & Letter of Credit Fee	Base Rate for Revolving Loans and Term Loans	Commitment Fee
1	≥ 1.50x	2.50%	1.50%	0.45%
2	≥ 1.00x but < 1.50x	2.25%	1.25%	0.40%
3	< 1.00x	2.00%	1.00%	0.35%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.  In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10 and (b) the initial Applicable Rate shall be set forth in Level 1 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the first fiscal quarter end to occur following the Third Amendment Effective Date to the Administrative Agent.  Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Disqualified Institution” means (a) those Persons that are bona fide competitors of any Loan Party or their respective Subsidiaries (or Affiliates of any such competitors (other than Bona Fide Lending Affiliates) that are (x) reasonably identifiable as Affiliates solely on the basis of similarity of name (provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates) or (y) identified by the Borrowers in writing from time to time), (b) those banks, financial institutions and other Persons separately identified by Borrowers to the Administrative Agent in writing prior to November 3, 2017 (such list, the “Excluded Persons List”) (and, in each case, such specified entities’ Affiliates (other than Bona Fide Lending Affiliates) that are reasonably identifiable as Affiliates solely on the basis of similarity of name (provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates)), (c) any Person(s) that are engaged as principals primarily in private equity, mezzanine financing or venture capital (or Affiliates of such Person(s) that are (x) reasonably identifiable as Affiliates solely on the basis of similarity of name (provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates) or (y) identified by the Borrowers in writing from time to time) or (d) Excluded Parties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(c)A new clause (e) is inserted in Section 2.07 of the Existing Credit Agreement immediately following clause (d) in Section 2.07 as follows:

(e)  Third Amendment Incremental Term Loans.  The Borrowers shall repay to the applicable Term A Lenders the aggregate principal amount of all Third Amendment Incremental Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
March 31, 2018	$1,770,000
June 30, 2018	$1,770,000
September 30, 2018	$1,770,000

Date	Amount
December 31, 2018	$1,770,000
March 31, 2019	$1,770,000
June 30, 2019	$1,770,000
September 30, 2019	$1,770,000
December 31, 2019	$1,770,000
March 31, 2020	$1,770,000
June 30, 2020	$1,770,000
Maturity Date	$102,300,000

provided, however, that the final principal repayment installment of the Third Amendment Incremental Term Loans shall be repaid on the Maturity Date for the Third Amendment Incremental Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Third Amendment Incremental Term Loans outstanding on such date.

(d)Section 2.15(a) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(a)  Request for Increase. The Borrowers may by written notice to the Administrative Agent on not more than four (4) occasions after the Second Amendment Effective Date elect to request (x) prior to the Maturity Date for the Revolving Credit Facility, an increase to the existing Revolving Credit Commitments (each, an “Incremental Revolving Credit Commitment”) and/or (y) prior to the Maturity Date for the Term A Loans, the establishment of one (1) or more new term loan commitments for an additional Class of term loans or as an increase to an existing Class of Term Loans (each, an “Incremental Term Commitment”), by an aggregate amount after the Third Amendment Effective Date not in excess of $50,000,000; provided that no more than $25,000,000 of such amount may be Incremental Revolving Credit Commitments. Each Incremental Commitment shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders or such shorter period as the Borrowers and the Administrative Agent may agree).

(e)Section 6.01 of the Existing Credit Agreement is hereby amended by inserting the following at the end thereof:

The obligations in Sections 6.01(a), (b) and (c) above may be satisfied by furnishing the applicable financial statements of Parent and its Subsidiaries, so long as, in each case, such information is accompanied by unaudited consolidating information, in form and substance reasonably acceptable to the Administrative Agent, that explains in reasonable detail the differences between the information relating to Parent and its consolidated Subsidiaries, on the one hand, and the information relating to the Holdings and its consolidated Subsidiaries on a standalone basis, on the other hand.  In addition, to the extent that, (x) for any four fiscal quarter period ending as of the last day of (i) any fiscal year for which financial statements are required to be delivered pursuant to Section 6.01(a) or (ii) any fiscal quarter for which financial statements are required to be delivered pursuant to Section 6.01(b), any direct or indirect parent of Holdings that is a Subsidiary of Parent directly generates in excess of 10% of the sales of Parent and its Subsidiaries on a consolidated basis or (y) as of the last day of (i) any fiscal year for which financial statements are required to be delivered pursuant to Section 6.01(a) or (ii) any fiscal quarter for which financial statements are required to be delivered pursuant to Section 6.01(b),  any direct or indirect parent of Holdings that is a Subsidiary of Parent directly holds in excess of 10% of the total assets of Parent and its Subsidiaries on a consolidated basis, the foregoing reports shall also be accompanied by unaudited consolidating information, in form and substance reasonably acceptable to the Administrative Agent, that presents, in reasonable detail, the consolidating results of such parent company.

(f)Section 7.03(g)(iv) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, (x) the Loan Parties and their Subsidiaries shall be in pro forma compliance with the lesser of (1) a Consolidated Leverage Ratio of 2.25 to 1.00 and (2) the covenant set forth in Section 7.11(a) and (y) Loan Parties and their Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 7.11(b), each such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; provided that the aggregate amount of such Investments by Loan Parties in assets that will not (or will not become) owned by a Loan Party or in Equity Interests of Persons that will not become Loan Parties shall not exceed, for all such Investments made after the Third Amendment Effective Date, $10,000,000 plus any portion of Cumulative Amount used to make such acquisition; and

(g)Section 7.03(g)(v) of the Existing Credit Agreement is hereby amended by deleting the reference to “this clause (vi)” therein and replacing it with “this Section 7.03(g).”

(h)A new Section 9.13 is hereby inserted immediately following Section 9.12 of the Existing Credit Agreement as follows:

9.13ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the Third Amendment Effective Date, to, and (y) covenants, from the Third Amendment Effective Date to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(i)Clause (viii) in Section 11.06(b) of the Existing Credit Agreement is hereby amended in its entirety as follows:

(viii) Any Assignment and Assumption entered into in connection with an assignment of Term Loans must specify whether or not the Term Loan to be assigned is a 2017 Incremental Term Loan or a Third Amendment Incremental Term Loan.

(j)Section 11.06(d) of the Existing Credit Agreement is hereby amended by deleting the reference to “Section 10.08” therein and replacing it with “Section 11.08.”

(k)A new Section 11.23 is hereby added to the Existing Credit Agreement as follows:

11.23California Judicial Reference.  Notwithstanding anything to the contrary contained in this Agreement, if any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

(l)Exhibit E (Form of Assignment and Assumption) to the Existing Credit Agreement is hereby amended and restated in its entirety as the new Exhibit E attached hereto as Annex I.

3.Incremental Commitments

(a)Pursuant to Section 2.15 of the Credit Agreement and subject to the terms and conditions set forth herein, each Lender severally agrees to make an Incremental Term Loan to the Borrower on the Effective Date in the amount set forth opposite its name on Exhibit A hereto under the heading “Incremental Term Commitment” (such loans being the “Third Amendment Incremental Term Loans”).

(b)Subject to Section 3(e) below, the procedure for making such Third Amendment Incremental Term Loans shall be as set forth in Section 2.02 of the Credit Agreement, the terms of which section are incorporated herein mutatis mutandis.

(c)The Third Amendment Incremental Term Loans made pursuant to this Section 3 shall be treated as an increase in the existing Class of Term A Loans and the terms and provisions of such Third Amendment Incremental Term Loans shall be identical to those of the Term A Loans; provided that, pursuant to Section 2.15(g)(iii) of the Credit Agreement, the amortization of the Third Amendment Incremental Term Loans shall be as set forth in Section 2.07(e) of the Credit Agreement (and not as set forth in Section 2.07(a) of the Existing Credit Agreement).

(d)The Third Amendment Incremental Term Loans made pursuant to Section 3(a)(i) hereof shall constitute a “Term Loan” for all purposes of the Credit Agreement from and after the Third Amendment Effective Date and rank pari passu in all respects with all other Term Loans, regardless of when made.

(e)No amount of any Third Amendment Incremental Term Loans made pursuant to Section 3(a) hereof that is repaid or prepaid by the Borrowers may be reborrowed.

(f)For the avoidance of doubt, the Third Amendment Incremental Term Loans made pursuant to Section 3(a)(i) hereof shall not reduce the Incremental Commitment availability set forth in Section 2.15(a) of the Credit Agreement (as amended pursuant to this Amendment).

4.[Reserved]

5.Conditions to Effectiveness.  Upon the satisfaction (or waiver) of each of the following conditions, this Amendment shall be deemed effective as of the date hereof (the “Effective Date”):

(a)receipt by the Administrative Agent of counterparts of this Amendment executed and delivered by the Administrative Agent, the Borrowers and the Lenders;

(b)to the extent invoiced at least three (3) Business Days prior to the Effective Date, payment by the Borrowers of all expenses to be paid to the Administrative Agent and Lenders in connection with the Credit Agreement, this Amendment and the other Loan Documents (including legal fees) and the deliverables described in this Section 5;

(c)receipt by each Lender requesting the same at least three (3) Business Days prior to the Effective Date, of a Term Loan Note executed and delivered by the Borrowers, reflecting the increased Term Loan principal amount of such Lender resulting herefrom;

(d)receipt by the Administrative Agent of such written resolutions, minutes of meetings, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and Target as the Administrative Agent may require (i) approving the entry into this Agreement and the other Loan Documents to which such Loan Party or Target is a party or is to be a party and (ii) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party or Target is a party or is to be a party; provided that the Administrative Agent and Lenders party hereto hereby agree to waive any such deliverables of each Loan Party that is not a U.S. Loan Party;

(e)to the extent applicable in the relevant jurisdiction, receipt by the Administrative Agent of such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and Target is duly incorporated, organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; provided that the Administrative Agent and Lenders party hereto hereby agree to waive any such deliverables of each Loan Party that is not a U.S. Loan Party;

(f)receipt by the Administrative Agent of a favorable opinion of (i) Kirkland & Ellis LLP, counsel to the Loan Parties, (ii) Fredrikson & Byron, P.A., special Minnesota counsel to Talon and (iii) Foley & Lardner LLP, special Florida counsel to Talon (FL), in each case, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(g)receipt by the Administrative Agent of a duly executed and delivered certificate of a Responsible Officer of the Borrowers, certifying that, before and after giving effect to borrowing of the Incremental Term Loans pursuant to Section 3 hereof and the use of proceeds thereof, each of the following are satisfied (for purposes of the following subclauses of this clause (g), terms used but not otherwise defined herein or in the Credit Agreement shall have such meanings assigned to them in that certain Commitment Letter (the “Commitment Letter”) dated November 3, 2017, among Holdings, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc., SG Americas Securities, LLC, Bank of America, N.A., SunTrust Bank and Societe Generale):

(i)the conditions set forth in Section 7.03(g) of the Credit Agreement have been satisfied with respect to the Acquisition such that the

Acquisition is a Permitted Acquisition; provided, that the Administrative Agent and the Lenders hereby agree that certifications to be delivered pursuant to Section 7.03(g)(v) may be delivered substantially simultaneously with the consummation of the Permitted Acquisition;

(ii)the Specified Acquisition Agreement Representations are true and correct to the extent required by the Certain Funds Provision and the Specified Representations are true and correct in all material respects (except in the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty is true and correct to the extent required as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Material Adverse Effect (as defined in the Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Third Amendment Effective Date (or any date prior thereto);

(iii)substantially concurrently with the Third Amendment Effective Date, the Acquisition will be consummated, in all material respects, in accordance with the terms of the Acquisition Agreement, as amended or otherwise modified, but without giving effect to any amendments, waivers, consents or other modifications thereto by the Borrowers that are materially adverse to the interests of the Commitment Parties (in their capacities as such) without the consent of the Commitment Parties, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any modification, amendment, consent or waiver to or under the definition of Material Adverse Effect in the Acquisition Agreement shall be deemed to be material and adverse to the interests of the Commitment Parties, (b) any decrease in the purchase price shall not be materially adverse to the interests of the Commitment Parties so long as the amount of such reduction is applied to reduce the principal amount of the Incremental Loans, (c) any increase in the purchase price shall not be materially adverse to the Commitment Parties if funded with equity and (d) other than as set forth in clause (a) above, the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Commitment Parties shall not otherwise constitute an amendment or waiver);

(iv)since November 3, 2017, there has not occurred a Material Adverse Effect (as defined in the Acquisition Agreement); and

(v)no Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) of the Existing Credit Agreement exists or is continuing.

(h)receipt by the Administrative Agent of a Request for Credit Extension in accordance with the requirements of the Credit Agreement;

(i)on the Third Amendment Effective Date, after giving effect thereto, including the borrowing of the Third Amendment Incremental Term Loans, all Indebtedness of the Targets outstanding as of immediately prior to such date and set forth on Schedule 3.1(j) of the Acquisition Agreement (as defined in the Commitment Letter) shall be repaid or terminated;

(j)the Administrative Agent shall have received a joinder agreement duly executed and delivered by the Targets substantially in the form attached hereto as Exhibit B; provided, however, that this condition shall be subject in all respects to the Certain Funds Provision (as defined in the Commitment Letter);

(k)the Administrative Agent and the Lenders shall have received fees in such amounts in accordance with the terms of that certain Third Amendment Fee Letter dated as of November 3, 2017 among the Borrowers, the Administrative Agent and the Lenders;

(l)receipt by the Administrative Agent of a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of Ichor Systems, Inc. in the form delivered on July 27, 2017 in connection with the Second Amendment, certifying that the Loan Parties and their Subsidiaries, taken as a whole, after giving effect to the Transactions (as defined in the Commitment Letter), are Solvent;

(m)receipt by the Administrative Agent of unaudited consolidated balance sheets and related statements of income and cash flows of the Targets for each fiscal month ended after August 31, 2017 and at least thirty (30) days prior to the Third Amendment Effective Date; and

(n)receipt by the Administrative Agent, no later than three (3) Business Days in advance of the Third Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Commitment Parties at least ten (10) days in advance of the Third Amendment Effective Date; provided, that the Administrative Agent shall have received a signed flow of funds with respect to the payment of the proceeds of the Third Amendment Incremental Term Loans no later than one (1) Business Day in advance of the Third Amendment Effective Date.

6.Effect of the Amendment; Loan Document.  Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect.  Except as expressly set forth herein, this Amendment shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit

Agreement or any other Loan Document, (b) to prejudice any other right or rights which Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with Obligors or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among Obligors, on the one hand, and Administrative Agent or any other Lender, on the other hand.  References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.  This Amendment is a Loan Document, and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

7.Reaffirmation.  Each Loan Party as debtor or guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) to the extent such Loan Party guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and (iii) to the extent such Loan Party has granted a security interest in any Collateral in support of the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such grant of Collateral.

8.Cost and Expenses.  The Borrowers hereby affirm their obligations under Section 11.04 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

9.Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument.  Delivery of an executed counterpart of this Amendment by facsimile or PDF shall be effective as delivery of an original counterpart.

10.Headings.  The headings and captions of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

11.Release and Waiver.  The Borrowers each do hereby release the Administrative Agent and each of the Lenders and each of their officers, directors, employees, agents, attorneys, personal representatives, successors, predecessors and assigns from all manner of actions, cause and causes of action, suits, deaths, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, and particularly, without limiting the generality of the foregoing, in connection with the Loan Documents and any agreements, documents and instruments relating to the Loan Documents and the administration of the Loan Documents, all indebtedness, obligations and liabilities of the Borrowers to the Administrative Agent or any Lender and any agreements, documents and instruments relating to the Loan Documents (collectively, the “Claims”), which the Borrowers now have against the Administrative Agent or any Lender or ever had, or which might be asserted by their heirs, executors, administrators, representatives, agents, successors, or assigns based on any Claims which exist on or at any time prior to the date of this Amendment.  The Borrowers expressly acknowledge and agree that they have been advised by counsel in connection with this Amendment and that they each understand that this Section 11 constitutes a general release of the Administrative Agent and the Lenders and that they each intend to be fully and legally bound by the same.  The Borrowers further expressly acknowledge and agree that this general release shall have full force and effect notwithstanding the occurrence of a breach of the terms of this Amendment or an Event of Default or Default under the Credit Agreement.

12.Further Assurances.  Each Borrower agrees to execute and deliver in form and substance reasonably satisfactory to the Lenders such further documents, instruments, amendments, financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents, as amended hereby.

13.APPLICABLE LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[signature pages follow]

The parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWERS:

ICHOR HOLDINGS, LLC.

ICHOR SYSTEMS, INC.

PRECISION FLOW TECHNOLOGIES, INC.

AJAX-UNITED PATTERNS & MOLDS, INC.

CAL-WELD, INC.

TALON INNOVATIONS CORPORATION

TALON INNOVATIONS (FL) CORPORATION

By: /s/ Maurice Carson

Name: Maurice Carson

Title: President

GUARANTORS:

ICICLE ACQUISITION HOLDING B.V.

By: /s/ Maurice Carson

Name: Maurice Carson

Title: Director A

By: /s/ Arnaud van der Werf

Name: Arnaud van der Werf

Title: Director B

ICHOR SYSTEMS SINGAPORE PTE. LTD.

By: /s/ Maurice Carson

Name: Maurice Carson

Title: Director

BANK OF AMERICA, N.A., as
Administrative Agent

By: /s/ Christine Trotter

Name: Christine Trotter

Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender,
L/C Issuer and Swing Line Lender

By: /s/ Frank Byrne

Name: Frank Byrne

Title: Sr. Vice President

SUNTRUST BANK, as a Lender

By: /s/ Michael Kim

Name: Michael Kim

Title: Vice President

SOCIETE GENERALE, as a Lender

By: /s/ Richard O. Knowlton

Name: Richard O. Knowlton

Title: Managing Director

EXHIBIT A

INCREMENTAL COMMITMENTS

Lender	Incremental Term Commitment
Bank of America, N.A.	$40,000,000
SunTrust Bank	$40,000,000
Societe Generale	$40,000,000
Total	$120,000,000

EXHIBIT B

FORM OF JOINDER AGREEMENT

See attached.